Exhibit 99.1
JOINT FILING AGREEMENT
     We, the signatories of this Statement on Schedule 13G to which this Agreement is attached, hereby agree that such Statement is, and any amendments thereto filed by either of us will be, filed on behalf of each of us.

BERGESEN WORLDWIDE LIMITED

Date: August 22, 2006	/s/ Helmut Sohmen Name: Helmut Sohmen Title: Chairman

SOHMEN FAMILY FOUNDATION

Date: August 22, 2006	/s/ Helmut Sohmen Name: Helmut Sohmen Title: President

Date: August 22, 2006	/s/ Karl Josef Hier Name: Karl Josef Hier Title: Member of Foundation Council